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DYNAMICWEB ENTERPRISES
LOCK-UP AGREEMENT

In Re Ownership of Common Stock by Kenneth Konikowski:

         In accordance with the Stock Purchase Agreement between DynamicWeb Enterprises, Inc. and Software Associates, Inc. dated November 30, 1996, Kenneth Konikowski will receive 860,000 shares of common stock of DynamicWeb Enterprises, Inc.

         Steven Vanechanos, Jr. and/or DynamicWeb Enterprises seeks to encumber the further transfer of 750,000 of those shares. Kenneth Konikowski has agreed to those encumbrances, and hereby confirms that he will not, without DynamicWeb Enterprises, Inc.'s prior written approval, sell directly or indirectly, 750,000 of this 860,000 share block of common stock of DynamicWeb Enterprises, Inc., until November 30, 1998. After that time period, he may sell some or all of that block, free from any requirement imposed hereby, except that he shall give notice, to Steven Vanechanos, Jr., at least sixty days before December 1, 1998, of his intention to sell, and the amount to be sold. Steven Vanechanos, Jr. may at any time during that sixty day period indicate his desire to purchase some or all of the shares contemplated for sale, and shall pay a sum equivalent to the number of shares purchased, times the per share price listed on December 1, 1998, at a settlement to be held no more than three days following that date.

         Kenneth Konikowski takes no position on the efficacy of this agreement, but does concede that his performance is adequately funded by the overall consideration to him of the transaction of which this agreement is a part.



                                          /s/ Steven Vanechanos, Jr.
                                          -----------------------------------
                                          STEVEN VANECHANOS, JR.,
                                          Individually and as President of
                                          DynamicWeb Enterprises, Inc.

Accepted by:

/s/ Kenneth R. Konikowski

KEN KONIKOWSKI

Date:  November 30, 1996